Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292464

PROSPECTUS SUPPLEMENT NO. 5

(to prospectus dated January 7, 2026)

VSee Health, Inc.

3,000,000 Shares of Common Stock

Up to 1,300,000 Shares of Common Stock Issuable Upon Exercise of the Series B Convertible Preferred Stock

Up to 19,672,130 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 9,836,065 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated January 7, 2026 (the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling stockholders named in the Prospectus (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”) from time to time of up to an aggregate of 33,808,195 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of: (i) 3,000,000 shares of Common Stock (the “Manatt Shares”) held by Manatt, Phelps & Phillips, LLP, (ii) up to 1,300,000 shares of Common Stock (the “Series B Shares”) issuable upon conversion of 2,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share and a stated value equal to $1,000 per share (subject to increase pursuant to the terms thereof) (the “Series B Preferred Stock”), held by Manatt, (iii) 9,836,065 shares of Common Stock (the “Armistice Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants held by Armistice, exercisable for $0.0001 per share (the “Armistice Pre-Funded Warrants”) and (iv) 19,672,130 shares of Common Stock (the “Armistice Warrant Shares” and together with the Series B Preferred Stock, the Manatt Shares, the Series B Shares and the Armistice Pre-Funded Warrant Shares, the “Securities”) issuable upon exercise of common warrants (the “Armistice Warrants”) held by Armistice. The Armistice Warrants and Armistice Pre-Funded Warrants were issued in connection with a private placement transaction that closed on December 1, 2025 (the “Armistice Private Placement”). The Manatt Shares and the Series B Preferred Stock were issued in connection with a private placement transaction that closed on December 9, 2025 (the “Manatt Private Placement” and together with the Armistice Private Placement, the “Private Placements”)). For additional information regarding the issuances of the Armistice Pre-Funded Warrants, Armistice Warrants, the Series B Preferred Stock, the Manatt Shares and the Private Placements, see the section titled “Issuance of Securities to the Selling Stockholders” in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and public warrants are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “VSEE” and “VSEEW,” respectively. The last reported sale price of our Common Stock on Nasdaq on June 25, 2026 was $0.11 per share and the last reported sale price of our public warrant on Nasdaq was $0.0354 per public warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 26, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2026 (June 11, 2026)

VSEE HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41015	86-2970927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

980 N Federal Hwy #304 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 672-7068

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VSEE	The Nasdaq Stock Market LLC
Warrants, which entitles the holder to purchase one (1) share of common stock at a price of $11.50 per whole share	VSEEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 12, 2026, the VSee Health, Inc., a Delaware corporation (the “Company”) received a notice, dated June 11, 2026 (the “Notice”), from ADI Funding, LLC (the “Holder”), the holder of the Company’s 8% original issue discount secured promissory note in the aggregate principal amount of $271,739.13 (including the original issue discount of $21,739.13) (the “Promissory Note”). In the Notice, the Holder asserted that an Event of Default had occurred and was continuing under the Promissory Note and related securities purchase agreement, dated June 8, 2026 (the “SPA”), based on the Company’s alleged failure to file a resale registration statement on Form S-1 to register shares for resale pursuant to the Purchase Agreement, the failure to file a Form 8-K related to the Purchase Agreement and failure to issue transfer agent instructions, in each case no later than June 11, 2026. Capitalized terms used under this Item 2.04 but not otherwise defined herein shall have the meanings ascribed to them in the Promissory Note.

Pursuant to Section 2.2 of the Promissory Note, the Company has ten (10) Trading Days from the occurrence of the Event of Default to cure the default. If the default is not fully cured within the applicable cure period, the Holder may exercise all rights and remedies available under the transaction documents, including acceleration of the debt, enforcement of collateral rights, recovery of attorneys' fees and costs, and pursuit of all available legal and equitable remedies, including seeking payment of all amounts due under the Promissory Note, including the Mandatory Default Amount.

The Company is evaluating potential resolution alternatives, including a consensual resolution of the asserted obligations, while preserving all rights, remedies and defenses available to the Company under the transaction documents and applicable law. No assurance can be given as to the timing or outcome of this matter.

The Promissory Note and the SPA were previously filed as exhibits to the Company's Current Report on Form 8-K filed on June 11, 2026 and are incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2026	VSEE HEALTH, INC.

	By:	/s/ Imoigele Aisiku
	Name:	Imoigele Aisiku
	Title:	Chief Executive Officer

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